TWIN VENTURES LTD.
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NEWS RELEASE


April 8, 2004.                                        Trading Symbol: TWVL OTCBB


BAINRIDGE ISLAND, WASHINGTON.

Twin Ventures, Ltd. (OTCBB: TWVL) is pleased to announce that as of today's date Mr. Graeme F. Scott has been appointed to the positions of President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of the Company. Mr Scott is a professional geologist with over 20 years experience in the mineral science and mining industry. During this time Mr. Scott has conducted and managed mineral exploration and development projects for precious and base metals, diamonds and industrial minerals throughout the Americas.

He is a graduate from the University of Western Ontario with a Bachelor of Science degree in geology. Mr. Scott is also a member of the Prospectors and Developers Association of Canada, is a managing director of Markland Resources and Development Inc., operating manager of James Bay Energy Inc. and a director of La Fosse Platinum Inc.

Mr. Scott will assist the Company in the supervision and management of the recommended geological work program on the company's Lillooet Lake property and in the identification and acquisition of other properties with mineral exploration potential.

Mr. David Deering, the Company's sole officer and a member of the Board of Directors since its inception, has tendered his resignation from the Board of Directors and as an officer of the Company. He has resigned his positions with the Company due to his inability to continue to dedicate sufficient time to the Company's business operations for personal and other professional committments. The Company's is grateful for Mr. Deering's contribution to the development of its business and extends him the best wishes in his future endevours.

Concurrent with his resignation as an officer and director of the Company, Mr. Deering has agreed to return 18,000,000 common shares owned by him to treasury in consideration for the payment to him of $20,000. In addition, he has agreed totransfer an additional 2,000,000 common shares held by him to Mr. Graeme F. Scott as an incentive for assuming the positions of Director and President of the Company.

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Upon cancellation of the 18,000,000 shares, the total issued and outstanding common of the Company will be reduced to 9,257,000 common shares. After this change in control, the Company intends to continue its philosophy to seek, evaluate and engage in the acquisition and exploration of mineral properties with exploration and development potential.

Safe harbour for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Twin Venture Ltd. has little or no control.


ON BEHALF OF THE BOARD
TWIN VENTURES LTD.

/s/ Graeme F. Scott
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Grame F. Scott, Director

Contact:  (206)842-2026